Exhibit 99.1

Press Release

Hythiam Contact:	Media Contact:
Melanie Baker	Paul Wynn
(310) 268-0035	(212) 586-8877
mbaker@hythiam.com	pwynn@belsitoco.com

HYTHIAM, INC. APPROVED FOR AMEX LISTING

LOS ANGELES, CA – December 11, 2003 – Hythiam, Inc. announces the approval for listing of its common shares on the American Stock Exchange® (AMEX®). Trading is expected to commence on AMEX on Monday, December 15, 2003, under the symbol “HTM.”

“We are pleased with the increased visibility and liquidity that being listed on AMEX will bring to our company and its shareholders,” said Hythiam’s Chairman and Chief Executive Officer, Terren S. Peizer. “An AMEX listing highlights the market’s confidence in Hythiam and is another step toward our goal to transform the addiction treatment paradigm by commercializing the most advanced addiction treatment technology available.”

According to the Substance Abuse and Mental Health Services Administration (SAMHSA) in the U.S. Department of Health and Human Services, in 2002, an estimated 22 million Americans suffered from substance dependence or abuse of drugs, alcohol or both. Of these, 3.5 million people aged 12 and over received some kind of treatment, with 2 million treated at self-help groups offering psychological therapy. Further, according to the National Institute on Alcohol Abuse and Alcoholism (NIAAA), approximately 90 percent of people with alcohol dependence are likely to experience at least one relapse within four years of treatment.

The treatment community has traditionally relied on a psychological approach to addiction. While this is important, Hythiam recognizes that physiological factors need to be addressed first to provide the patient the best chance for recovery. We believe our physiological approach, focused on restoring damaged brain function, provides a substantial commercial opportunity.

11111 SANTA MONICA BOULEVARD, SUITE 550

LOS ANGELES, CA 90025

PHONE: 310.268.0011 FAX: 310.268.0012

About Hythiam

Hythiam, Inc. is a healthcare services management company, formed for the purpose of researching, developing, licensing, and commercializing innovative protocols to improve the treatment of alcoholism and drug addiction. Hythiam’s technology is focused on treating addiction at the source — the brain. Our proprietary, patented and patent-pending treatment protocols are designed to treat addiction by restoring neurological function. According to the National Institute on Drug Abuse (NIDA), brain disruption and damage play central roles in the consequences of drug abuse and addiction.

About HANDS™

Hythiam’s HANDS™ protocols are designed to treat addictions to alcohol, cocaine, crack, methamphetamine, and other addictive stimulants — as well as combinations of these drugs. Our treatment protocols focus on repairing the damage to the brain caused by substance abuse. Unlike current practices for withdrawing addicted patients from alcohol, cocaine, or other addictive stimulants, our HANDS protocols eliminate the use of sedating medications, reduce inpatient treatment time, require no tapering or washout period, and have substantially higher completion rates. Most importantly, the HANDS protocols result in a reduction or elimination of craving, a major factor in relapse.  By providing a more effective treatment of the physiological component of the disease, HANDS protocols offer patients an improved chance for recovery.

For more information, please visit http://www.hythiam.com

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations.  These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks discussed in the “Risk Factors” set forth in Item 5 of Part II of the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2003.